Exhibit 99.2

Teleflex to Acquire Leading Technology Platform for Intraosseous Access Devices

Signs Definitive Agreement to Acquire Vidacare Corporation

LIMERICK, Pa.—October 29, 2013— Teleflex Incorporated (NYSE:TFX), a leading global provider of medical devices for critical care and surgery, today announced it has entered into a definitive agreement to acquire privately-held Vidacare Corporation, the leading provider of intraosseous (IO), or inside the bone, access devices.

Vidacare products incorporate a patented power driver and needle system to access the intraosseous space for a variety of medical, diagnostic and therapeutic purposes. Their products include the EZ-IO® Intraosseous Vascular Access System, the OnControl™ Bone Marrow System and the OnControl™ Bone Access System. Vidacare’s proprietary devices have become the recognized technology standard and are used in a broad range of applications including vascular access, emergency medicine, oncology and spinal surgery.

“Teleflex’s strategy is to invest in innovative products and technologies that can meaningfully enhance clinical efficacy, patient safety and comfort, reduce complications and lower the overall cost of care,” said Benson Smith, Chairman, President and CEO. “The acquisition of Vidacare, an industry leader with a high gross margin profile, will expand our comprehensive vascular access product portfolio with a defining technology that can provide either a bridge to longer term access devices such as a central venous catheter, or a rapid, less expensive, and lower risk alternative for difficult vascular access when long-term central lines are not necessary.”

The EZ-IO® Intraosseous Vascular Access System gives immediate, stable and secure vascular access via the intraosseous space of the bone, where marrow is located and where blood and stem cells originate. The intraosseous space is the body’s largest non-collapsible vein that provides a route for infusion of fluids and essential medications into the central circulatory system as quickly as traditional intravenous (IV) lines. EZ-IO® is used by a vast majority of U.S. advanced life support ambulances and U.S. Emergency Departments, as well as the U.S. Military when vascular access is difficult to obtain in emergent, urgent, or medically necessary cases.

The OnControl™ Bone Marrow System provides the first significant advancement in bone marrow biopsies and aspirations in more than 50 years, offering patients and clinicians a vastly improved procedure option with significantly lower pain and exceptional quality core samples.

The OnControl™ Bone Access System provides rapid and safe access to vertebrae during spinal surgery procedures with increased precision in needle placement and shorter surgical procedure times.

The transaction, which Teleflex intends to initially fund with borrowings under its revolving credit facility, is valued at $262.5 million, net of cash acquired. The acquisition is subject to customary closing conditions, including receipt of certain regulatory approvals, and is expected to be completed late in the fourth quarter of 2013.

Based on the anticipated date of closing, the acquisition is not expected to significantly impact Teleflex’s 2013 revenue or adjusted earnings per share expectations. The transaction is expected to contribute approximately $68 million to $72 million of revenue and approximately $0.10 to $0.15 in adjusted earnings per share in fiscal year 2014, excluding non-recurring purchase accounting items and other acquisition and integration related costs.

The Company intends to discuss this acquisition in more detail on its upcoming third quarter 2013 earnings conference call scheduled to be held on Wednesday, October 30, 2013 at 8:00am ET.

Brown Brothers Harriman & Co. is acting as financial advisor and Simpson Thacher & Bartlett LLP is acting as legal counsel to Teleflex in the transaction.

About Teleflex Incorporated

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,500 people worldwide and serves healthcare providers in more than 140 countries. Additional information about Teleflex can be obtained from the company’s website at teleflex.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements relating to the expected impact of the acquisition on Teleflex’s 2013 and 2014 revenues and adjusted earnings per share results and the expected completion date of the acquisition. Actual results could differ materially from those in these forward-looking statements due to, among other things, unexpected expenditures in connection with the effectuation of the acquisition; costs and length of time required to comply with legal requirements and regulatory approvals applicable to certain aspects of the transaction, unanticipated difficulties in connection with customer reaction to the transaction; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.